Exhibit 10.12

February 13, 2017

Simon Parmett

c/o MuleSoft, Inc.

77 Geary St. Ste. 400

San Francisco, CA 94108

Re:	Employment Terms

Dear Simon:

This letter confirms the terms of your employment with MuleSoft, Inc. (the “Company”). This letter supersedes all prior agreements relating to the terms of your employment, except for the MuleSoft, Inc. At-Will Employment, Confidential Information, and Invention Assignment Agreement dated June 11, 2012 between you and the Company (the “Confidentiality Agreement”), and the existing agreements that govern your equity interests in the Company. The terms set forth below shall be effective as of February 17, 2017 (the “Effective Date”).

1.	Title and Cash Compensation

Your title is, and shall remain, President. In such capacity, you will continue to report to the Chief Executive Officer. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general policies of the Company that may be in effect from time to time.

As of the Effective Date, your monthly base salary is $25,000 per month (or $300,000.00 on an annualized basis), payable in accordance with the Company’s standard payroll schedule, less deductions and withholdings.

2.	Commission Compensation

You are currently eligible for annual incentive compensation under the terms of the MuleSoft, Inc. Executive Incentive Compensation Plan (the “Plan”). Your Target Award (as defined in the Plan) for 2017 is $250,000.

3.	Equity Awards

You have previously been awarded various equity awards, which shall continue to be governed in all respects by the terms of the applicable equity agreements and plan documents (including any accelerated vesting provisions). The Company may grant additional equity awards to you in the future from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. The Compensation Committee of the Board of Directors (the “Board”) will determine in its discretion whether you will be granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan.

Simon Parmett Offer Letter

February 13, 2017

You should be aware that you may incur federal and state income taxes as a result of your receipt or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

4.	Severance

The Board has approved your participation in our Severance Policy (the “Severance Policy”), based on your senior position with the Company. The Severance Policy sets forth the severance payments and benefits for which you are eligible in connection with certain terminations of employment. Except as provided in Section 3 of this letter, the payments and benefits under the Severance Policy will supersede and replace any severance benefits for which you were previously eligible. As such, as of the Effective Date and subject to the provisions of Section 3 of this letter, your sole eligibility for severance benefits will be as set forth in the Severance Policy.

5.	Other Benefits

As an employee, you will continue to be eligible for our standard employee benefits, subject to the terms and conditions of such plans and programs, except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

6.	Arbitration

You and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this agreement, your employment, or the termination of your employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS under the then-applicable JAMS rules (available at the following web address: http://www.jamsadr.com/rulesclauses and which will be provided to you upon request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as

Simon Parmett Offer Letter

February 13, 2017

amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7.	Additional Terms

Your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or advance notice, subject to the terms of the Severance Policy. You should note that the Company may modify job titles, compensation and benefits from time to time as it deems necessary or appropriate.

This agreement (together with the other agreement referenced herein) is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and (except for changes reserved to the Company’s discretion herein) cannot be modified or amended except in a writing signed by you and a duly authorized member of the Board. Whenever possible, each provision of this agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter to Aref Wardak no later than two days after your receipt of this letter.

Sincerely,

MuleSoft, Inc.

By:	/s/ Greg Schott
Greg Schott

Simon Parmett Offer Letter

February 13, 2017

AGREED:

Signed:	/s/ Simon Parmett
Simon Parmett

Dated:	2/12/2017